Exhibit 2.1

Execution Version

PURCHASE AND SALE AGREEMENT

BY AND BETWEEN

EMERALD MIDSTREAM, LLC,

AS SELLER

AND

AMERICAN MIDSTREAM EMERALD, LLC

AS BUYER

Dated as of April 25, 2016

ARTICLE IX. GENERAL PROVISIONS		20
Section 9.1	Damages	20
Section 9.2	Amendment and Modification	21
Section 9.3	Specific Performance	21
Section 9.4	Waiver of Compliance	21
Section 9.5	Notices	21
Section 9.6	Assignment	22
Section 9.7	No Third Party Beneficiaries	22
Section 9.8	Governing Law; Venue; Jury Trial Waiver	22
Section 9.9	Counterparts	23
Section 9.10	Headings	23
Section 9.11	Entire Agreement	23
Section 9.12	Representation By Counsel; No Strict Construction	23
Section 9.13	Severability	23
Section 9.14	Expenses and Remittances	24
Section 9.15	Confidentiality; Records; Responsibilities as of the Closing	24
Section 9.16	Public Announcements	25
Section 9.17	Further Assurances	25

Exhibits:
Exhibit A — Form of Assignment and Conveyance Agreement
Exhibit B — Form of Assignment and Assumption Agreement
Exhibit C — Form of SPA and R&W Policy Assignment Agreement
Exhibit D1 — Form of Letter Agreement (Tri-States)
Exhibit D2 — Form of Letter Agreement (Wilprise)
Exhibit D3 — Form of Letter Agreement (Destin)
Schedules:
Schedule 1.1(a) — Seller Knowledge Parties
Schedule 1.1(b) — Buyer Knowledge Parties
Schedule 1.2 — Account Designation

PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT is made and entered into effective as of April 25, 2016 (the “Effective Date”), by and between Emerald Midstream, LLC, a Delaware limited liability company (“Seller”), and American Midstream Emerald, LLC, a Delaware limited liability company (“Buyer”).  Seller and Buyer are referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Seller has previously entered into (i) that certain Securities Purchase Agreement, effective as of December 31, 2015, with Amoco Tri-States Pipeline Company, a Delaware corporation, pursuant to which, among other things, Seller agreed to purchase 16-2/3% of the issued and outstanding Membership Interests (as defined in the Tri-States LLC Agreement) (the “Tri-States Interests”) of Tri-States NGL Pipeline, L.L.C., a Delaware limited liability company (“Tri-States”) (the “Tri-States Purchase Agreement”), (ii) that certain Securities Purchase Agreement, effective as of December 31, 2015, with Amoco Louisiana Fractionator Company, a Delaware corporation, pursuant to which, among other things, Seller agreed to purchase 25.3% of the issued and outstanding Membership Interests (as defined in the Wilprise LLC Agreement) (the “Wilprise Interests”) of Wilprise Pipeline Company, L.L.C, a Delaware limited liability company (“Wilprise”) (the “Wilprise Purchase Agreement”) and (iii) that certain Securities Purchase Agreement, effective as of December 31, 2015, with Amoco Destin Pipeline Company, a Delaware corporation (the “Destin Purchase Agreement,” and together with the Tri-States Purchase Agreement and the Wilprise Purchase Agreement, the “Purchase Agreements”), pursuant to which, among other things, Seller agreed to purchase 49-2/3% of the issued and outstanding Membership Interests (as defined in the Destin LLC Agreement) (the “Destin Interests,” and together with the Tri-States Interests and the Wilprise Interests, the “Company Interests”) of Destin Pipeline Company, L.L.C., a Delaware limited liability company (“Destin,” and together with Tri-States and Wilprise, the “Companies”);

WHEREAS, the transactions contemplated by the Purchase Agreements were consummated on March 31, 2016;

WHEREAS, Seller owns the Company Interests;

WHEREAS, Seller desires to sell, convey and assign, to Buyer, and Buyer desires to purchase and accept from Seller, the Company Interests, on the terms and subject to the conditions of this Agreement;

WHEREAS, in connection with its acquisition of the Company Interests, Buyer desires to assume the Assumed Liabilities, on the terms and subject to the conditions of this Agreement; and

WHEREAS, Tri-States owns an approximately 162-mile natural gas liquids pipeline extending from a point near Mobile Bay, Alabama to a point near Kenner, Louisiana, along with associated pumping stations, meter facilities, and equipment, and approximately 50 miles of out-of-service pipe (the “Tri-States Pipeline System”), Wilprise owns an approximately 30-mile natural gas liquids pipeline system extending from a point near Kenner, Louisiana to a point near Sorrento, Louisiana along with associated pumping stations, meter facilities, and equipment (the “Wilprise Pipeline System”) and Destin owns an approximately 255-mile natural gas pipeline system, and the MP260 Platform, that extends from Viosca Knoll Block 900 to a processing plant at Pascagoula, Mississippi, then north to interconnections with interstate gas pipelines and storage locations (the “Destin Pipeline System,” and together with the Tri-States Pipeline System and the Wilprise Pipeline System, the “Pipeline System”).

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and of the mutual covenants, conditions and agreements set forth herein, the Parties hereby agree as follows:

ARTICLE I.
DEFINITIONS

Section 1.1                                   Definitions.  As used herein, the following terms have the meanings defined below:

“1933 Act” has the meaning set forth in Section 5.6.

“ADPC” has the meaning set forth in Section 7.2(a).

“Affiliate” means, when used with respect to a Person, any other Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the specified Person.  For purposes of this definition, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by Contract or otherwise.  For purposes of this Agreement and the Operative Documents (excluding, for the avoidance of doubt, the Purchase Agreements, the LLC Agreements and the R&W Policy) and notwithstanding anything herein or therein to the contrary, Buyer shall not be considered an Affiliate of Seller and Seller shall not be considered an Affiliate of Buyer.

“Agreement” means this Purchase and Sale Agreement, together with all exhibits and schedules hereto, as may be amended or supplemented from time to time.

“Assumed Liabilities” means the “Assumed Liabilities” as such term is defined in the Tri-States Purchase Agreement, the Wilprise Purchase Agreement and the Destin Purchase Agreement, collectively.

“Business Day” means any day, except a Saturday, a Sunday or other day in which commercial banks in the City of New York are authorized or required by Law to be closed.

“Buyer” has the meaning set forth in the preamble of this Agreement.

“Buyer Group” has the meaning set forth in Section 8.1.

“Buyer Parent GP Board” has the meaning set forth in Section 5.2.

“Closing” has the meaning set forth in Section 3.1.

“Closing Date” has the meaning set forth in Section 3.1.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Commercially Reasonable Efforts” means efforts that (i) are designed to enable a Party, directly or indirectly, to assist in the consummation of the transactions contemplated by this Agreement and (ii) do not require the performing Party to expend any funds or assume liabilities other than expenditures and liabilities that are commercially reasonable in nature and amount; provided, that Seller shall have no obligation to perform any action that is prohibited by or not otherwise in accordance with the Governing Instruments of the Companies.

“Companies” has the meaning set forth in the recitals of this Agreement.

“Company Interests” has the meaning set forth in the recitals of this Agreement.

“Confidentiality Agreement” means that certain Confidentiality Agreement between ArcLight Capital Partners, LLC and Mardi Gras Transportation System Inc., Amoco Destin Pipeline Company, Amoco Tri-States NGL Pipeline Company, Amoco Louisiana Fractionator Company, and BP America Production Company dated as of April 7, 2015, as acknowledged and agreed to by Buyer pursuant to that certain letter agreement by and between ArcLight Capital Partners, LLC and Buyer, dated as of April 6, 2016.

“Conflicts Committee” has the meaning set forth in Section 5.2.

“Consequential Damages” has the meaning set forth in Section 9.1.

“Contract” means any means any agreement, contract, franchise, license or lease, including all amendments, modifications and supplements thereto.

“Credit Support Agreement” has the meaning set forth in Section 7.3(a).

“Credit Support LC” has the meaning set forth in Section 7.3(a).

“Deductible” has the meaning set forth in Section 8.2(b).

“Destin LLC Agreement” means that certain First Amended and Restated Limited Liability Company Agreement of the Company, effective July 31, 1997, by and among the parties thereto, as amended from time to time.

“Destin Option Agreement” has the meaning set forth in Section 7.2(a).

“Differences or Conflicts” has the meaning set forth in Section 8.3(b).

“Due Diligence Materials” means (i) due diligence materials distributed or otherwise made available in written or electronic form to Buyer or its Representatives, (ii) all written answers to questions provided to Buyer or its Representatives, (iii) all information or materials discussed with or disclosed to Buyer or its Representatives in management presentations, question and answer sessions or other meetings or discussions between the Parties and their respective Representatives (including Buyer Group’s observations in any site visits), and (iv) any Environmental Report.

“Effective Date” has the meaning set forth in the recitals of this Agreement.

“Environmental Report” means any environmental assessment and report in respect of the Pipeline System that has been made available and received by Buyer on or prior to the Closing Date.

“Fundamental Representations” has the meaning set forth in Section 8.2(a).

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governing Instruments” means (a) with respect to any Person that is a corporation, its articles or certificate of incorporation or memorandum and articles of association, as the case may be, and bylaws, (b) with respect to any Person that is a partnership, its certificate of partnership or certificate of formation and partnership agreement, (c) with respect to any Person that is a limited liability company, its certificate of formation and limited liability company or operating agreement, (d) with respect to any Person that is a trust or other entity, its declaration or agreement or trust or other constituent document and (e) with respect to any other Person, its comparable governing instruments as required or contemplated by the Laws of its jurisdiction of organization.

“Governmental Authority” means any federal, state, local, foreign, tribal or other governmental or administrative authority (including any political subdivision thereof), court or tribunal having jurisdiction.

“Guarantee” has the meaning set forth in Section 7.3(a).

“Indemnified Party” has the meaning set forth in Section 8.3(a).

“Indemnifying Party” has the meaning set forth in Section 8.3(a).

“Knowledge” means (a) with respect to Seller, the actual knowledge, without investigation, of the individuals listed on Schedule 1.1(a) and (b) with respect to Buyer, the actual knowledge, without investigation, of the individuals listed on Schedule 1.1(b).

“Law” means all laws, statutes, codes, constitutions, ordinances, decrees, writs, injunctions, orders, judgments, principles of common law, tariffs, rules or regulations that are promulgated, issued or enacted by a Governmental Authority having jurisdiction over the applicable subject matter.

“LC Replacement Period” has the meaning set forth in Section 7.3(c).

“LLC Agreements” means the Destin LLC Agreement, the Tri-States LLC Agreement and the Wilprise LLC Agreement.

“Losses” means, whether arising in equity, under Law, Contract, tort, voluntary settlement, or in any other manner, any and all claims, demands, complaints, actions, litigation, hearings, lawsuits, proceedings, investigations, charges, damages, fines, penalties, deficiencies, judgments, injunctions, orders, decrees, rulings, losses, costs, liabilities, amounts paid in settlement, obligations, Taxes and liens, including, in each case, costs and reasonable expenses contesting and defending such matters (including reasonable attorneys’ fees and expenses, interest, court costs and other costs of suit, litigation or other proceedings of any kind or of any claim, default or assessment).

“Non-LLC Assets” means the “Non-LLC Assets” as such term is defined in the Tri-States Purchase Agreement, the Wilprise Purchase Agreement and the Destin Purchase Agreement, collectively.

“Notices” has the meaning set forth in Section 9.5.

“Operative Document” means any document listed or referred to in Section 3.2 or otherwise delivered at the Closing, in each case to the extent executed and delivered by a Party or one of its Affiliates.

“Party” or “Parties” has the meaning set forth in the preamble of this Agreement.

“Permitted Encumbrances” means any transfer or change of control restrictions (i) resulting from actions of any member of the Buyer Group, (ii) imposed on the Company Interests by securities Laws, arising under the Companies’ Governing Instruments or this Agreement, (iii) imposed on any Real Property Interests or (iv) that will be discharged at or prior to Closing.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization, undivided joint interest operation or Governmental Authority.

“Purchase Agreement” has the meaning set forth in the recitals of this Agreement.

“Purchase Price” has the meaning set forth in Section 2.2.

“Retained Destin Interests” has the meaning set forth in Section 7.2(a).

“Replacement LC” has the meaning set forth in Section 7.3(c).

“Replacement LC Delivery Date” has the meaning set forth in Section 7.3(c).

“R&W Policy” means that certain Buyer-Side Representations and Warranties Insurance Policy issued in the name of Seller with certain coverage for Losses resulting from breaches of certain representations and warranties of Amoco Louisiana Fractionator Company under the Tri-States Purchase Agreement and Amoco Destin Pipeline Company under the Destin Purchase Agreement.

“Real Property Interests” means any parcels of land owned in fee simple, or any parcels of land subject to leases, easements, rights-of-way, franchises, permits, licenses and other rights and interests in real property.

“Representatives” means, with respect to Buyer and Seller, such Person’s and their Affiliates’ officers, directors, managers, employees, agents, consultants, legal and financial advisors and other representatives.

“Seller” has the meaning set forth in the preamble of this Agreement.

“Seller Parent” means Emerald Midstream Holdings, LLC, a Delaware limited liability company.

“Seller Transaction Expenses” has the meaning set forth in Section 9.14.

“SPA and R&W Policy Assignment Agreement” means that certain SPA and R&W Policy assignment agreement by and between Seller and Buyer, dated as of the date hereof, pursuant to which Buyer assigns, and Seller accepts, all of Buyer’s rights under each Purchase Agreement and Buyer assigns and delegates, and Seller accepts and assumes, all of Buyer’s rights and obligations under the R&W Policy with respect to each Purchase Agreement, substantially in the form attached hereto as Exhibit C.

“Taxes” means all taxes, charges, fees, imposts, duties, levies, withholdings or other assessments imposed by any Governmental Authority, including environmental taxes, excise taxes, customs, duties, utility, property, income, sales, use, value added, transfer, and fuel taxes, and any interest, fines, penalties or additions to tax attributable to or imposed on or with respect to any such assessment or related to any tax return or tax filing, including all applicable income, sales, use, excise, business, occupation or other tax, if any, relating in any way to this Purchase Agreement or any other service, supply, or operating agreement.

“Tax Authority” means any Governmental Authority having jurisdiction with respect to any Tax.

“Tax Return” means any and all returns, reports, declarations, statements, bills, schedules, claims for refund or written information of or with respect to any Tax which is required to be supplied to any Tax Authority, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party” means any Person other than Seller or Buyer, and their respective Affiliates.

“Third Party Action” has the meaning set forth in Section 8.3(a).

“Transfer Taxes” has the meaning set forth in Section 7.1(a).

“Tri-States” has the meaning set forth in the recitals of this Agreement.

“Tri-States Interests” has the meaning set forth in the recitals of this Agreement.

“Tri-States LLC Agreement” means that certain Limited Liability Company Agreement of the Company, effective July 1, 1998, by and among the parties thereto, as amended from time to time.

“Tri-States Pipeline System” has the meaning set forth in the recitals of this Agreement.

“Wilprise” has the meaning set forth in the recitals of this Agreement.

“Wilprise Interests” has the meaning set forth in the recitals of this Agreement.

“Wilprise LLC Agreement” means that certain Amended and Restated Limited Liability Company Agreement of the Company, effective January 1, 1998, by and among the parties thereto, as amended from time to time.

“Wilprise Pipeline System” has the meaning set forth in the recitals of this Agreement.

Section 1.2                                   Definition and Construction Provisions.

(a)                                 The words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement.

(b)                                 The terms defined in the singular have a comparable meaning when used in the plural, and vice versa.

(c)                                  Whenever the Parties have agreed that any approval or consent shall not be “unreasonably withheld,” such phrase shall also include the Parties’ agreement that the approval or consent shall not be unreasonably delayed or conditioned.

(d)                                 Reference to “day” or “days” in this Agreement refers to calendar days unless otherwise stated.

(e)                                  Whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation.”

(f)                                   All references to Sections, Exhibits and Schedules or paragraphs or subdivisions thereof mean those numbered sections, paragraphs or subdivisions in this Agreement and those Exhibits and Schedules attached hereto and made a part of this Agreement, respectively, unless specific reference is made to such exhibits, articles, sections, paragraphs or subdivisions of another document or instrument.

ARTICLE II.
PURCHASE AND SALE OF THE COMPANY INTERESTS

Section 2.1                                   Purchase and Sale of the Company Interests.  Subject to the terms and conditions of this Agreement, at the Closing, Seller agrees to sell, transfer, convey, assign and deliver to Buyer, and Buyer agrees to purchase, acquire, accept, assume and receive from Seller, subject to Permitted Encumbrances, all of Seller’s right, title and interest in and to the Company Interests as the same shall exist and be held by Seller immediately prior to Closing, and Seller shall make the other conveyances, assignments and transfers contemplated by Section 3.2(a), subject to Permitted Encumbrances, and Buyer shall assume the Assumed Liabilities as contemplated by Section 3.2(a)(ii).  For the avoidance of doubt, this Agreement does not, and is not intended to, require a conveyance to Buyer of any Non-LLC Assets.

Section 2.2                                   Payment of the Purchase Price.  The total purchase price to be paid by Buyer to Seller in consideration for the Company Interests shall be $183,606,643 (the “Purchase Price”), and shall be paid by Buyer to Seller at the Closing in cash by wire transfer of immediately available funds in accordance with the wire instructions set forth on Schedule 1.2 to the account(s) designated therein.

ARTICLE III.
CLOSING

Section 3.1                                   Closing.  The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place (a) simultaneously with the execution of this Agreement at the offices of Latham & Watkins LLP, 855 Third Avenue, New York, NY 10022, or (b) at such other place or at such other time on the date hereof as the Parties may mutually agree, including via teleconference or electronic communication (the date and time on which the Closing takes place, the “Closing Date”).

Section 3.2                                   Closing Deliveries.

(a)                                 At the Closing, Seller shall deliver, or cause to be delivered, to Buyer the following:

(i)                                     an Assignment and Conveyance Agreement duly executed by Seller, substantially in the form attached hereto as Exhibit A, whereby Seller shall convey and transfer to

Buyer all of Seller’s right, title and interests in and to the Company Interests, subject to the terms contained herein and therein;

(ii)                                  an Assignment and Assumption Agreement duly executed by Seller, substantially in the form attached hereto as Exhibit B, which sets forth the terms and conditions under which Seller shall assign and Buyer shall accept and assume the Assumed Liabilities, subject to Permitted Encumbrances;

(iii)                               an SPA and R&W Policy Assignment Agreement duly executed by Seller, substantially in the form attached hereto as Exhibit C, which sets forth the terms and conditions under which Seller shall assign and Buyer shall accept Seller’s rights under each of the Purchase Agreements and Seller’s rights and obligations under the R&W Policy with respect to each of the Purchase Agreements;

(iv)                              a letter agreement duly executed by Seller relating to certain delivery requirements under each Company’s Governing Instruments, substantially in the form attached hereto as Exhibit D1, Exhibit D2 or Exhibit D3, as applicable;

(v)                                 a properly executed statement from Seller (or the appropriate parent Affiliate, if Seller is disregarded as an entity separate from its parent for federal income tax purposes on the Closing Date), dated as of the Closing Date, in the form reasonably acceptable to Buyer that meets the requirements of Section 1.1445-2(b)(2) promulgated under the Code;

(vi)                              a certificate duly executed by the Secretary or an Assistant Secretary of Seller, dated as of the Closing Date, in customary form, attesting to the resolutions of the board of managers, board of directors or similar governing body of Seller authorizing the execution and delivery of this Agreement and the Operative Documents to which the Seller is a party and the consummation of the transactions contemplated hereby and thereby, and certifying that such resolutions were duly adopted and have not been rescinded or amended as of the Closing Date; and

(vii)                           such other instruments and agreements as the Parties may mutually agree are necessary or appropriate to consummate the transactions contemplated in this Agreement.

(b)                                 At the Closing, Buyer shall deliver, or cause to be delivered, to Seller the following:

(i)                                     payment of the Purchase Price in accordance with Section 2.2;

(ii)                                  an Assignment and Conveyance Agreement duly executed by Buyer, substantially in the form attached hereto as Exhibit A whereby Seller shall convey and transfer to Buyer all of Seller’s right, title and interests in and to the Company Interests, subject to the terms contained herein and therein;

(iii)                               an Assignment and Assumption Agreement duly executed by Buyer, substantially in the form attached hereto as Exhibit B, which sets forth the terms and conditions under which Seller shall assign and Buyer shall accept and assume the Assumed Liabilities, subject to Permitted Encumbrances;

(iv)                              an SPA and R&W Policy Assignment Agreement duly executed by Buyer, substantially in the form attached hereto as Exhibit C, which sets forth the terms and conditions under which Seller shall assign and Buyer shall accept Seller’s rights under each of the Purchase Agreements and Seller’s rights and obligations under the R&W Policy with respect to each of the Purchase Agreements;

(v)                                 a letter agreement duly executed by Buyer relating to certain delivery requirements under each Company’s Governing Instruments, substantially in the form attached hereto as Exhibit D1, Exhibit D2 or Exhibit D3, as applicable;

(vi)                              a certificate duly executed by the Secretary or an Assistant Secretary of Buyer, dated as of the Closing Date, in customary form, attesting to the resolutions of (i) the Conflicts Committee approving the transactions contemplated by this Agreement and the Operative Documents and (ii) the Buyer Parent GP Board authorizing the execution and delivery of this Agreement and the Operative Documents to which the Buyer is a party and the consummation of the transactions contemplated hereby and thereby, and certifying that such resolutions were duly adopted and have not been rescinded or amended as of the Closing Date; and

(vii)                           such other instruments and agreements as the Parties may mutually agree are necessary or appropriate to consummate the transactions contemplated in this Agreement.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF SELLER

Subject to the exceptions, disclaimers and other matters set forth in this Agreement, Seller represents and warrants to Buyer as follows:

Section 4.1                                   Valid Organization.  Seller is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware.

Section 4.2                                   Authorization.  Seller has all requisite limited liability company power and authority to enter into this Agreement, and all other documents required hereunder to be executed and delivered by Seller, and carry out the transactions contemplated hereby and thereby. The execution and delivery of this Agreement, and all other documents required hereunder to be executed and delivered by Seller, and the performance of the transactions contemplated hereby and thereby have been duly and validly authorized by such action, corporate or otherwise, necessary on behalf of Seller. This Agreement is, and each document required to be executed and delivered by Seller hereunder, when so executed and delivered by Seller, shall be, a valid and binding agreement of Seller, enforceable against Seller in accordance with its terms, except (a) as limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect relating to creditors’ rights, and (b) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding for the same may be brought.

Section 4.3                                   Consents.  No consent, approval of or by, or filing with or notice to (A) any Governmental Authority (other than such consents, approvals, filings or notices the failure of which to obtain or make would not, individually or in the aggregate, result or reasonably be expected to result in a material and adverse effect on the ability of Seller to perform its obligations under this Agreement or to consummate the transactions contemplated hereby) or (B) any other Person (other than such consents, approvals, filings or notices the failure of which to obtain or make would not, individually or in the aggregate, result or reasonably be expected to result in a material and adverse effect on the ability of Seller to perform its obligations under this Agreement or to consummate the transactions contemplated hereby), is required to be made or obtained by Seller in connection with the execution, delivery or enforceability of this Agreement or the consummation of the transactions provided for hereby.

Section 4.4                                   No Violation.  None of the execution and delivery of this Agreement, the performance by Seller of its obligations under this Agreement or the consummation of the transactions contemplated by this Agreement will (a) violate any provision of Seller’s Governing Instruments; (b) result in the creation or imposition of any lien or encumbrance upon the Company Interests under any material agreement or commitment to which Seller is a party or by which Seller is bound; or (c) violate any statute or Law to which Seller is subject, except where such violation of any provision in the clauses (b) and (c) of this Section 4.4 would not, individually or in the aggregate, result or reasonably be expected to result in a material and adverse effect on the ability of Seller to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

Section 4.5                                   Title to the Company Interests; Encumbrances.  Seller has good and valid title to the Company Interests free and clear of all liens, security interests and encumbrances created by or through Seller, other than Permitted Encumbrances.  To the Knowledge of Seller, such Company Interests are duly authorized, validly issued, fully paid (to the extent required under the applicable LLC Agreement) and nonassessable (except as such nonassessability may be affected by Sections 18-607 and 18-804 of the Delaware Limited Liability Company Act).

Section 4.6                                   Litigation(a)                        .  There are no legal, equitable, bankruptcy, administrative or other material actions or proceedings pending or threatened in writing against Seller with respect to the Company Interests, before any arbitrator or Governmental Authority that would reasonably be expected to have a material and adverse impact on the ability of Seller to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

Section 4.7                                   No Brokers.  Seller has not retained or employed any broker, finder, or similar agent, or otherwise taken any action in connection with the negotiations relating to this Agreement and the transactions contemplated hereby in a manner so as to give rise to any claims against Buyer for any brokerage commission, finder’s fee or other similar payment.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as follows:

Section 5.1                                   Valid Organization.  Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. Buyer is duly qualified or licensed to do business in all states where it is necessary and required to be so qualified or licensed in order to perform the obligations and effect the transactions contemplated by this Agreement.

Section 5.2                                   Authorization.  Buyer has all requisite limited liability company power and authority to enter into this Agreement, and all other documents required hereunder to be executed and delivered by Buyer, to carry out the transactions contemplated hereby and thereby and to acquire and own the Company Interests. The execution and delivery of this Agreement, and all other documents required hereunder to be executed and delivered by Buyer, and the performance of the transactions contemplated hereby and thereby have been duly and validly authorized by such action, corporate or otherwise, necessary on behalf of Buyer.  This Agreement is, and each document required to be executed and delivered by Buyer hereunder, when so executed and delivered by Buyer, shall be, a valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms, except (a) as limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect relating to creditors’ rights and (b) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding for the same may be brought.  The transactions contemplated by this Agreement and the Operative Documents to which Buyer is or will be a party have been approved by the conflicts committee (“Conflicts Committee”) of the board of directors of American Midstream GP, LLC (the “Buyer Parent GP Board”) and the execution and delivery by Buyer of this Agreement and the Operative Documents to which Buyer is or will be a party, and the consummation of the transactions contemplated hereby and thereby, have been approved by the Buyer Parent GP Board, and such approvals have not been amended, repealed, revoked or rescinded and are in full force and effect as of the date hereof, and no other limited liability company actions are necessary on the part of Buyer to approve this Agreement, the Operative Documents or the transactions contemplated hereby or thereby.

Section 5.3                                   Consents.  No consent, approval of or by, or filing with or notice to (A) any Governmental Authority (other than such consents, approvals, filings or notices the failure of which to obtain or make would not, individually or in the aggregate, result or reasonably be expected to result in a material and adverse effect on the ability of Buyer to perform its obligations under this Agreement or to consummate the transactions contemplated hereby) or (B) any other Person (other than such consents, approvals, filings or notices the failure of which to obtain or make would not, individually or in the aggregate, result or reasonably be expected to result in a material and adverse effect on the ability of Buyer to perform its obligations under this Agreement or to consummate the transactions contemplated hereby), is required to be made or obtained by Buyer in connection with the execution, delivery or enforceability of this Agreement or the consummation of the transactions provided for hereby.

Section 5.4                                   No Violation.  None of the execution and delivery of this Agreement or the performance by Buyer of its obligations under this Agreement, or the consummation of the transactions contemplated by this Agreement will: (a) violate any provision of Buyer’s Governing Instruments; (b) result in the creation or imposition of any lien or encumbrance upon the Company Interests under any material agreement or commitment to which Buyer is a party or by which Buyer is bound or (c) to the Knowledge of Buyer, violate any statute or Law to which Buyer is subject or any Contract to which Buyer is a party or by which it is bound.

Section 5.5                                   Litigation.  There is no legal, equitable, bankruptcy, administrative or other action or proceeding pending or threatened in writing against Buyer or its Affiliates before any arbitrator or Governmental Authority, that would reasonably be expected to have a material and adverse impact on the ability of Buyer to perform its obligations under this Purchase Agreement or to consummate the transactions contemplated hereby.

Section 5.6                                   Investment.  Buyer is acquiring the Company Interests for its own account as an investment without the present intent to sell, transfer or otherwise distribute (including as such term or words of similar import are used in Section 2(a)(11) of the Securities Act of 1933, as amended (the “1933 Act”)) the same to any other Person.  Buyer has made, independently and without reliance on Seller, its own analysis of the Companies and the Pipeline System for the purpose of acquiring the Company Interests and Buyer has had reasonable and sufficient access to documents, other information and materials as it considers appropriate to make its evaluations.  Buyer (a) has the knowledge and experience in financial and business matters that enable it to evaluate the merits and risks of the transactions described in this Agreement, (b) is not in a significantly disparate bargaining position in relation to Seller and (c) is able to bear the economic risk of the acquisition of the Company Interests pursuant to the terms of this Agreement, including a complete loss of Buyer’s investment in the Company Interests. Buyer understands that the Company Interests are not registered under the 1933 Act and have not been qualified under any state securities Laws on the grounds that the offering and sale of the Company Interests contemplated by this Agreement are exempt from registration thereunder and Seller’s reliance on such exemptions is predicated on Buyer’s representations set forth herein.  Buyer understands that none of the Company Interests may be transferred, except as permitted under the 1933 Act and applicable state securities Laws pursuant to registration or an applicable exemption thereunder.  Buyer is an “accredited investor” as defined under Rule 501 promulgated under the 1933 Act.  For purposes of state “blue sky” Laws, Buyer represents and warrants that the principal executive officers of Buyer are located in the States of Colorado and Texas and that the decision by Buyer to acquire the Company Interests shall be deemed to occur solely in the States of Colorado and Texas.

Section 5.7                                   No Brokers.  Buyer has not retained or employed any broker, finder, or similar agent, or otherwise taken any action in connection with the negotiations relating to this Agreement and the transactions contemplated hereby in a manner so as to give rise to any claims against Seller or any Affiliate thereof for any brokerage commission, finder’s fee, or other similar payment.

Section 5.8                                   No Knowledge of Misrepresentations or Omissions.  Buyer has no Knowledge that any representation or warranty of Seller contained in this Agreement or any agreement contemplated hereby is not true and correct in all material respects, and Buyer has no Knowledge of any material errors in, or material omissions from, the Exhibits and Schedules to this Purchase Agreement or the schedules, exhibits or attachments to any agreement contemplated hereby.

Section 5.9                                   Buyer Investigation.  Buyer acknowledges and agrees that in making the decision to enter into this Agreement and to consummate the transactions contemplated hereby, (a) Buyer has relied solely on the basis of its own independent investigation of the Company Interests and the Pipeline System and the risks related thereto and upon the express written representations and warranties of Seller set forth in ARTICLE IV of this Agreement; and (b) neither Seller nor any other Person has made any representation or warranty as to Seller or the Company Interests or the Pipeline System, except as expressly set forth in ARTICLE IV of this Agreement. Without limiting the foregoing, Buyer expressly acknowledges and agrees to the provisions set forth in ARTICLE VI.

ARTICLE VI.
CERTAIN DISCLAIMERS

.  NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, IT IS THE EXPLICIT INTENT OF EACH OF THE PARTIES THAT, EXCEPT AS EXPRESSLY PROVIDED IN SELLER’S REPRESENTATIONS AND WARRANTIES IN ARTICLE IV, SELLER MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE (WHETHER EXPRESS OR IMPLIED), AT LAW OR IN EQUITY, WITH RESPECT TO SELLER, THE COMPANY INTERESTS, THE COMPANIES, THE PIPELINE SYSTEM, THE ASSETS AND LIABILITIES OF THE COMPANIES OR THE ASSUMED LIABILITIES, AND SELLER EXPRESSLY DISCLAIMS ANY SUCH OTHER WARRANTIES (EXPRESS OR IMPLIED), INCLUDING AS TO THEIR (I) TITLE, (II) ABSENCE OF PATENT OR LATENT DEFECTS, (III) SAFETY, (IV) STATE OF REPAIR, (V) QUALITY, (VI) MERCHANTABILITY, (VII) FITNESS FOR

BUYER’S INTENDED USE OR PURPOSE OR ANY USE OR PURPOSE WHATSOEVER, (VIII) COMPLIANCE WITH LAWS, (IX) ENVIRONMENTAL OR PHYSICAL CONDITION (SURFACE AND SUBSURFACE), (X) FEDERAL, STATE OR LOCAL INCOME OR OTHER TAX CONSEQUENCES, (XI) CONTRACTUAL, ECONOMIC OR FINANCIAL INFORMATION AND DATA, (XII) FINANCIAL VIABILITY, INCLUDING PRESENT OR FUTURE VALUE OR ANTICIPATED INCOME OR PROFITS, OR (XIII) CONFORMITY TO INFORMATION PROVIDED IN THE DUE DILIGENCE MATERIALS. BUYER AGREES TO ACCEPT THE COMPANY INTERESTS (INCLUDING ANY INDIRECT INTEREST SELLER HAS IN THE PIPELINE SYSTEM) “AS-IS”, “WHERE-IS”, IN THEIR PRESENT CONDITION AND STATE OF REPAIR, WITH ALL FAULTS, LIMITATIONS AND DEFECTS (HIDDEN AND APPARENT) AND, EXCEPT AS EXPRESSLY PROVIDED IN SELLER’S EXPRESS REPRESENTATIONS AND WARRANTIES IN ARTICLE IV, WITHOUT ANY GUARANTEES OR WARRANTIES (WHETHER EXPRESS OR IMPLIED), AT LAW OR IN EQUITY, AS TO THEIR (I) TITLE, (II) ABSENCE OF PATENT OR LATENT DEFECTS, (III) SAFETY, (IV) STATE OF REPAIR, (V) QUALITY, (VI) MERCHANTABILITY, (VII) FITNESS FOR BUYER’S INTENDED USE OR PURPOSE OR A PARTICULAR USE OR PURPOSE OR ANY USE OR PURPOSE WHATSOEVER, (VIII) COMPLIANCE WITH LAWS, (IX) ENVIRONMENTAL OR PHYSICAL CONDITION (SURFACE AND SUBSURFACE), (X) FEDERAL, STATE OR LOCAL INCOME OR OTHER TAX CONSEQUENCES, (XI) CONTRACTUAL, ECONOMIC OR FINANCIAL INFORMATION AND DATA, (XII) FINANCIAL VIABILITY, INCLUDING PRESENT OR FUTURE VALUE OR ANTICIPATED INCOME OR PROFITS, OR (XIII) CONFORMITY TO INFORMATION PROVIDED IN THE DUE DILIGENCE MATERIALS. ALL REPRESENTATIONS AND WARRANTIES (WHETHER EXPRESS OR IMPLIED), AT LAW OR IN EQUITY, OTHER THAN THOSE EXPRESSLY SET FORTH HEREIN ARE EXCLUDED. SELLER DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY OTHER REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION MADE OR COMMUNICATED (WHETHER ORALLY, IN WRITING, ELECTRONICALLY OR BY OR THROUGH ANY OTHER MEDIUM) TO BUYER, INCLUDING WITH RESPECT TO SELLER, THE COMPANIES, THE COMPANY INTERESTS, THE ASSETS AND LIABILITIES OF THE COMPANIES, THE PIPELINE SYSTEM OR THE ASSUMED LIABILITIES, FURTHER INCLUDING THE ACCURACY OR COMPLETENESS OF ANY INFORMATION OR DATA PROVIDED IN THE DUE DILIGENCE MATERIALS, OR ANY OTHER DATA, REPORTS, RECORDS, PROJECTIONS, INFORMATION OR MATERIALS FURNISHED OR MADE AVAILABLE TO BUYER AT ANY TIME RELATING TO SELLER, THE COMPANIES, THE COMPANY INTERESTS, THE ASSETS AND LIABILITIES OF THE COMPANIES, THE PIPELINE SYSTEM OR THE ASSUMED LIABILITIES, AND BUYER ACKNOWLEDGES AND AGREES THAT ANY RELIANCE ON OR USE OF THE SAME WILL BE AT BUYER’S SOLE RISK TO THE MAXIMUM EXTENT PERMITTED BY LAW AND WILL NOT CREATE OR GIVE RISE TO ANY LIABILITY OF OR AGAINST SELLER. BUYER ACKNOWLEDGES AND AGREES THAT IT HAS HAD SUFFICIENT OPPORTUNITY TO CONDUCT SUCH INVESTIGATION AS IT HAS DEEMED NECESSARY AND ADVISABLE FOR PURPOSES OF DETERMINING WHETHER OR NOT TO ENTER INTO THIS AGREEMENT. BUYER ACKNOWLEDGES AND AGREES THAT, EFFECTIVE AS OF THE CLOSING, IT WILL ASSUME FULL RESPONSIBILITY AND COMPLIANCE WITH ALL OBLIGATIONS ATTRIBUTABLE, IN ANY WAY, TO THE COMPANY INTERESTS, AND UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY AND ALL LOSSES IT MAY HAVE AGAINST THE SELLER ASSOCIATED WITH THE SAME.

Section 6.1                                   Title to Real Property Interests.  Buyer acknowledges that Seller and Seller Group makes no representation or warranty, either express or implied, (i) as to title to, or any encumbrances of or on, any Real Property Interests relating to the Pipeline System or (ii) as to the completeness or contiguity of any Real Property Interests relating to the Pipeline System, or any of the land, leases, easements, rights-of-way, permits, licenses or other interests comprising any Real Property Interests relating to the Pipeline System.  Neither Seller nor any other member of the Seller Group shall be responsible or liable to Buyer in any manner, or in any sum whatsoever, for any want or failure of title or right to grant Buyer any right, claim or benefit arising under any Real Property Interests.

Section 6.2                                   Certain Disclaimers.  Except as otherwise expressly set forth in this Agreement and the instruments, documents and agreements referred to herein or executed in connection with the transactions contemplated hereby:

(a)                                 Buyer expressly acknowledges that none of Seller, any of the other members of the Seller Group or any other Person has made any representation or warranty, express or implied, at Law or in equity, as to the accuracy or completeness of any information regarding Seller, the Company Interests, the Pipeline System, the Companies or the Assumed Liabilities, except as expressly set forth in this Agreement or the Exhibits and Schedules hereto, and Buyer further agrees that none of Seller, any of the other members of the Seller Group or any other Person shall have or be subject to any liability to Buyer or to any other Person resulting from the distribution to Buyer and the other members of the Buyer Group, or its or their use of, and Buyer agrees that it shall be deemed to have not relied for any purpose on, any such information, including the Due Diligence Materials or any other form in expectation of the transactions contemplated by this Agreement, and Buyer acknowledges it is not relying on any such information, and Buyer Group irrevocably waives any and all Losses it may have against any member of the Seller Group associated with the same.

(b)                                 Buyer expressly acknowledges (i) the disclaimers of the Seller Group, including those set forth in Section 6.1, Section 6.2 and Section 6.3(a) above, and (ii) that there are uncertainties inherent in any estimates, projections and other forecasts and plans provided by the Seller Group to the Buyer Group, including any such information, document or material made available to the Buyer Group in the Due Diligence Materials or any other form in expectation of the transactions contemplated by this Agreement, and Buyer acknowledges it is not relying on any such information, that Buyer is aware of and familiar with such uncertainties and that Buyer takes full responsibility for making its own evaluation of the adequacy and accuracy of any such estimates, projections and other forecasts and plans (including the reasonableness of the assumptions underlying such estimates, projections and other forecasts and plans) in connection with the transactions contemplated by this Agreement.  Accordingly, neither Seller nor any other member of the Seller Group makes any representations or warranties with respect to such estimates, projections and other forecasts and plans (including the reasonableness of the assumptions underlying such estimates, projections and other forecasts and plans), and Buyer acknowledges that it is not relying on any such information, and the Buyer Group irrevocably waives any and all Losses it may have against any member of the Seller Group associated with the same.

(c)                                  Notwithstanding anything to the contrary in this ARTICLE VI, Buyer does not waive any claim it may have against Seller for intentional fraud, in the event Seller is finally determined by a court of competent jurisdiction to have willfully and knowingly committed fraud against Buyer.

ARTICLE VII.
COVENANTS

Section 7.1                                   Tax Matters.

(a)                                 All sales, use, stamp, registration, value added, documentary, filing, recording, transfer or similar fees or taxes or governmental charges as levied by any Tax Authority  in connection with the transactions contemplated by this Agreement (“Transfer Taxes”) shall be borne fifty percent (50%) by Seller and fifty percent (50%) by the Buyer; provided, however, that each of the Buyer and Seller shall be responsible for all interest, penalties, additions or additional amounts imposed as a result of such Party’s failure to timely pay its share (as determined under this Section 7.1(a)) of such Transfer Taxes.  To the extent permitted by applicable Law, Buyer and Seller shall cooperate with each other to obtain exemptions from Transfer Taxes.  The party responsible under applicable Law for filing any Tax Return with respect to such Transfer Taxes shall duly and timely file, taking into account all allowable extensions, such Tax Return with the appropriate Tax Authority.

(b)                                 The Parties intend and agree, solely for U.S. federal income tax purposes and for  purposes of certain state income tax laws that incorporate or follow federal income tax principles, that the transactions contemplated by this Agreement taken together with the transactions contemplated by that certain Securities Purchase Agreement, by and among Magnolia Infrastructure Holdings, LLC and American Midstream Partners LP, dated as of the date hereof, shall, except as otherwise required by Section 707(a)(2)(B) and its implementing treasury regulations (including, to the extent applicable, Treasury Regulation 1.707-4(d)) and Treasury Regulation section 1.721-2(b)(1), be treated as contributions to American Midstream Partners, LP in exchange for a partnership interest therein in a transaction consistent with the requirements of Section 721(a) of the Code.

(c)                                  For purposes of allocating the taxable income of the Companies for the 2016 tax year between Seller and Buyer, the Parties shall use their reasonable best efforts to cause Companies to use an interim closing of the books as of the Closing Date.

Section 7.2                                   Destin Option Exercise.

(a)                                 In connection with the consummation of the transactions contemplated by the Destin Purchase Agreement, Seller entered into that certain Option Agreement with Amoco Destin Pipeline Company (“ADPC”), dated as of March 31, 2016 (the “Destin Option Agreement”), for the purchase by Seller from ADPC of 17% of the issued and outstanding Membership Interests (as defined in the Destin LLC Agreement) of Destin (the “Retained Destin Interests”), a copy of which has previously been provided to Buyer.

(b)                                 If ADPC delivers a Put Notice (as defined in the Destin Option Agreement) to Seller in accordance with the Destin Option Agreement, then promptly following receipt thereof, and no later than two (2) Business Days thereafter, Seller shall provide Buyer written notice thereof.  Buyer may elect, by providing written notice of such election to Seller at least three (3) Business Days prior to the expiration of the ten (10) Business Day-period after Seller’s receipt of the Put Notice (as defined in the Destin Option Agreement), to purchase the Retained Destin Interests upon the consummation of the transactions contemplated by the Destin Option Agreement.

(c)                                  Promptly following commencement of the Call Period (as defined in the Destin Option Agreement), and no later than two (2) Business Days thereafter, Seller shall provide Buyer written notice thereof.  Buyer may elect, by providing written notice of such election to Seller at least fifteen (15) Business Days prior to the expiration of the Call Period, to purchase the Retained Destin Interests upon the consummation of the transactions contemplated by the Destin Option Agreement.

(d)                                 If Buyer makes an election to purchase the Retained Destin Interests in accordance Section 7.2(b) or Section 7.2(c), then (i) Seller shall proceed to the Option Closing (as defined in the Destin Option Agreement) in accordance with the Destin Option Agreement and (ii) within five (5) Business Days after final determination of the Option Purchase Price (as defined in the Destin Option Agreement) in accordance with the Destin Option Agreement, Buyer shall enter into an agreement on substantially the same terms and conditions hereof for the purchase of the Retained Destin Interests and the assumption of the Assumed Liabilities (as defined in the Destin Option Agreement) from Seller, the consummation of which shall be subject to the consummation of the transactions contemplated by the Destin Option Agreement and, if applicable, the making of all required filings, and the expiration or early termination of all relevant waiting periods under, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended; provided, that (x) any objection to the Option Purchase Price permitted to be made by Seller pursuant to Section 2.1(a) of the Destin Option Agreement shall be made at the direction of Buyer and (y) any election required to be made by Seller under Section 2.2(b) shall be made at the direction of Buyer.

Section 7.3                                   Support Obligations.

(a)                                 In connection with the consummation of the transactions contemplated by the Destin Purchase Agreement, Seller has delivered to ADPC an irrevocable standby letter of credit (together with any renewals or replacements thereof, the “Credit Support LC”) issued by Citibank, N.A. in favor of ADPC, relating to the $2,500,000 Guarantee between BP Corporation North America, Inc. and Minerals Management Service of the United States (the “Guarantee”) pursuant to that certain letter agreement by and between ADPC and Seller, dated as of March 30, 2016 (the “Credit Support Agreement”), copies of which have previously been provided to Buyer.

(b)                                 Buyer shall indemnify, defend and hold harmless each member of Seller Group from and against any and all Losses (including draws against, costs and liabilities in maintaining, and any costs in cancelling such Credit Support LC) relating to, resulting from, or arising out of such Credit Support LC and incurred by Seller.

(c)                                  Within five (5) Business Days after the earlier of (i) date that Seller shall have assigned and delegated, and Buyer shall have accepted and assumed, all of Seller’s obligations under the Destin Purchase Agreement and the Credit Support Agreement pursuant to and in accordance with Section 9.17 and (ii) the date that Seller shall have received consent from ADPC to Buyer’s replacement of the Credit Support LC (the “LC Replacement Period”), Buyer shall deliver to Seller a letter of credit, in form and substance acceptable to Seller, in the Stated Amount (as defined therein) of the Credit Support LC (the “Replacement LC,” and the date that Buyer actually delivers such Replacement LC, the “Replacement LC Delivery Date”) and shall cause as of the Replacement LC Delivery Date the release of the Seller Group from all obligations relating to the Credit Support LC and any Losses related thereto, unless Seller or Buyer has obtained the release of the Guarantee pursuant to Section 7.2(d)(i) of the Destin Purchase Agreement prior to the expiration of the LC Replacement Period.

ARTICLE VIII.
INDEMNIFICATION

Section 8.1                                   Indemnification Obligations.(a)              Indemnification Obligation of Seller.  Subject to the provisions of this ARTICLE VIII (including Section 8.2), from and after the Closing Date, Seller agrees to indemnify and hold harmless Buyer and its Affiliates (excluding the Seller Group) and its and their respective officers, directors (or equivalents), employees, contractors, agents and

Representatives (collectively, the “Buyer Group”), from and against any and all Losses incurred by the Buyer Group which result from, relate to or arise out of the following:

(i)                                     any inaccuracy in any representation or warranty of Seller contained in ARTICLE IV; or

(ii)                                  any material breach by Seller of any covenant or other obligation of Seller contained in this Agreement.

(b)                                 Indemnification Obligation of Buyer.  Subject to the provisions of this ARTICLE VIII (including Section 8.2), from and after the Closing Date, Buyer agrees to indemnify and hold harmless Seller and its Affiliates (excluding the Buyer Group) and its and their respective officers, directors (or equivalents), employees, contractors, agents and Representatives (collectively, the “Seller Group”), from and against any and all Losses incurred by the Seller Group which result from, relate to or arise out of the following:

(i)                                     any inaccuracy in any representation or warranty of Buyer contained in ARTICLE V;

(ii)                                  any material breach by Buyer of any covenant or other obligation of Buyer contained in this Agreement; or

(iii)                               any of the liabilities or other obligations of Buyer that result from, relate to or arise out of or under the Purchase Agreements or the R&W Policy with respect to the Tri-States Purchase Agreement and the Destin Purchase Agreement, except to the extent resulting from actions of Buyer under the Purchase Agreements (other than any such actions taken at the request or with the consent of Seller).

Section 8.2                                   Limitations on Liability.

(a)                                 Liability Cap. Notwithstanding anything to the contrary in this Agreement or otherwise, the maximum aggregate amount that may be recovered by the Buyer Group or Seller Group under this Agreement (i) for representations and warranties set forth in Section 4.1, Section 4.2, Section 4.5, Section 4.7, Section 5.1, Section 5.2, Section 5.6 and Section 5.7 (the “Fundamental Representations”), shall not exceed the Purchase Price, and (ii) for all representations and warranties set forth in ARTICLE IV and ARTICLE V, excluding the Fundamental Representations, shall not exceed ten percent (10%) of the Purchase Price.

(b)                                 Deductible.  No Party shall be liable for, and no amounts of indemnity shall be payable in the case of, any claim for any inaccuracy in any representation or warranty (other than any Fundamental Representation) unless and until the Indemnified Parties have suffered, incurred or sustained otherwise indemnifiable Losses hereunder (after giving effect to any application of any deductions in accordance with Section 8.2(d)) in excess of an amount equal to one percent (1%) of the Purchase Price in the aggregate (the “Deductible”), in which event the Indemnified Parties shall be entitled to claim indemnity for Losses only to the extent such Losses exceed the Deductible.  Without limiting the generality of the foregoing, no Party shall be liable with respect to any individual claim for any inaccuracy in any representation or warranty (other than any Fundamental Representation) that results in otherwise indemnifiable Losses, and such Losses shall not be counted toward satisfaction of the

Deductible, unless such Losses exceed an amount equal to fifteen/one hundredths of one percent (0.15%) of the Purchase Price.

(c)                                  Failure to Notify.  Neither Party shall have an obligation to indemnify the other Party with respect to a matter if such other Party fails to deliver written notification of a claim for indemnification under Section 8.3(a) for such matter before the expiration of the applicable survival period set forth in Section 8.4.

(d)                                 Insurance Proceeds and Tax Benefits.  Payments by either Party to the other Party with respect to which such Party has an indemnification obligation under this ARTICLE VIII, shall be limited to the amount of any liability or damage that remains after deducting therefrom an amount equal to any insurance proceeds or other similar payments received and any current cash Tax benefit realized as a result of such Losses by such Indemnified Party (as defined below) in the fiscal year in which such Losses were incurred.  Each Party shall use its Commercially Reasonable Efforts to recover under insurance policies or similar agreements for any Losses prior to seeking indemnification under this Agreement.  If the Indemnified Party receives insurance proceeds for Losses after an indemnification payment for such Losses has been made by the Indemnifying Party (as defined below) to the Indemnified Party, the Indemnified Party will refund the Indemnifying Party the amount of such insurance proceeds received by the Indemnified Party.

Section 8.3                                   Other Provisions Relating to Indemnification.

(a)                                 Notices, etc. Each Person entitled to indemnification pursuant to this Agreement (the “Indemnified Party”) shall, upon obtaining knowledge of facts indicating that it may have a basis for a claim for indemnification hereunder, including receipt by it of notice of any demand, assertion, claim or proceeding by any Third Party (any such Third Party proceeding being referred to as a “Third Party Action”) with respect to any matter as to which it may be entitled to indemnity hereunder, give notice thereof in writing to the Person obligated hereunder to provide such indemnification (the “Indemnifying Party”) together with a reasonably detailed statement identifying the basis of and facts underlying such claim and a good faith estimate of the Indemnified Party’s Losses.  For the avoidance of doubt, an Indemnifying Party shall have no obligation to provide indemnification pursuant to this ARTICLE VIII in the event the Indemnified Party’s written notification states only a general demand for indemnification which fails to identify a specific Loss or Third Party Action relating to such claim or demand.

(b)                          Right to Contest and Defend. The Indemnifying Party shall be given the opportunity, at its cost and expense, to contest and defend by all appropriate legal proceedings any Third Party Action with respect to which it is called upon to indemnify the Indemnified Party under the provisions of this Agreement; provided, however, that notice of the intention to contest and defend shall be delivered by the Indemnifying Party to the Indemnified Party within thirty (30) days following receipt of the notice provided for in Section 8.3(a) above.  Any Third Party Action which the Indemnifying Party elects to contest and defend may be conducted in the name and on behalf of the Indemnifying Party or the Indemnified Party as may be appropriate.  Such Third Party Action shall be conducted by counsel employed by the Indemnifying Party, but the Indemnified Party shall have the right to participate in such Third Party Action and to be represented by counsel of its own choosing at its cost and expense; provided that, if the defendant(s) in any Third Party Action include both the Indemnifying Party and the Indemnified Party, and the Indemnified Party shall have reasonably concluded that (i) there may be legal defenses available to it that are inconsistent with those defenses available to the Indemnifying Party, or (ii) there is a conflict of interest that would prevent counsel for the Indemnifying Party from also representing the Indemnified Party (clauses (i) and (ii)

collectively, “Differences or Conflicts”), then the Indemnified Party shall have the right to engage separate counsel at the cost and expense of the Indemnifying Party.  If the Indemnified Party joins in any such Third Party Action, the Indemnifying Party shall have full authority, absent any Differences or Conflicts, to determine all action to be taken with respect thereto.  At any time after the commencement of defense of any Third Party Action, the Indemnifying Party may request the Indemnified Party to agree in writing to the abandonment of such contest or to the payment, compromise or settlement by the Indemnifying Party of the asserted Third Party Action, which consent, absent any Differences or Conflicts, shall not be unreasonably withheld; provided, however, that the Indemnified Party shall not be required to consent to the abandonment of such contest or to the payment, compromise or settlement of such asserted Third Party Action if the result would be: (A) a finding or admission of any violation of Laws by the Indemnified Party (or any Affiliate thereof), (B) an adverse effect on any other Third Party Actions or claims of a similar nature that may be made against the Indemnified Party (or any Affiliate thereof), or (C) any remedy other than monetary damages which will be paid in full by the Indemnifying Party.

(c)                                  Cooperation.  If reasonably requested by the Indemnifying Party, the Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel in contesting any Third Party Action which the Indemnifying Party elects to contest or, if appropriate, in making any counterclaim against the Person asserting the Third Party Action, or any cross-complaint against any Person; provided that the Indemnifying Party shall reimburse the Indemnified Party for any reasonable expenses incurred by it in so cooperating at the request of the Indemnifying Party.

(d)                                 Right to Participate.  The Indemnified Party agrees, if reasonably requested by the Indemnifying Party, to afford the Indemnifying Party and its counsel the opportunity, at the Indemnifying Party’s expense, to be present at, and to participate in, conferences with all Persons asserting any Third Party Action against the Indemnified Party and conferences with representatives of or counsel for such Persons.

(e)                                  Duty to Mitigate.  The Parties shall have a duty to mitigate any Losses to which a right to indemnity applies hereunder, including all reasonable steps to mitigate such potential Losses upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise to any Losses.

(f)                                   Exclusive Remedy. Except in the case of fraud, from and after the Closing Date, the indemnification provisions contained in this ARTICLE VIII shall constitute the sole remedy of the Parties for all claims arising from or relating to this Agreement or any of the instruments or transactions contemplated hereby (other than any remedies that are expressly set forth in any Operative Document), and each Party hereby releases the other Party from all other claims and causes of action, whether arising in Contract, in tort, or under any other legal theory arising from or relating to such circumstances.  The Parties acknowledge and agree that the indemnification provisions contained in this ARTICLE VIII (including this Section 8.3(f)) have been specifically bargained for at arm’s length with the assistance of competent counsel and are reflected in the Purchase Price.  For the avoidance of doubt, an Indemnifying Party shall have no obligation to provide indemnification pursuant to this ARTICLE VIII in the event the Indemnified Party’s written notification states only a general demand for indemnification which fails to identify a specific Loss or Third Party Action relating to such claim or demand.

(g)                                  No Duplication of Remedies.  In no event shall either Party be entitled to duplicate compensation with respect to any claims or any breach of representation, warranty or agreement herein asserted under the terms of this Agreement, even though such claim or breach may be addressed by more than one provision of this Agreement.

(h)                                 Severability of Indemnification Provisions.  If any indemnity obligation set forth in this ARTICLE VIII or the application of any part thereof is held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction under applicable Laws, then, but only in such event, such indemnity obligation or part thereof shall be modified, read, construed and enforced to the maximum extent permitted by applicable Laws, and any remaining obligations or part thereof of such indemnity obligation that is valid and enforceable shall remain in full force and effect and be binding on the Parties.

(i)                                     Tax Treatment of Indemnity Payment. Parties agree to treat any indemnity payment made pursuant to this ARTICLE VIII as an adjustment to the Purchase Price, for all Tax purposes, unless otherwise required by applicable Laws.

(a)                                 Calculation.  In calculating any Losses suffered or incurred by any Party as a result of a breach or inaccuracy of a representation or warranty by the other Party, no effect shall be given to any qualification or limitation as to “materiality” or similar qualifications or limitations.

Section 8.4                                   Survival of Provisions and Indemnification Obligations.

(a)                                 The representations and warranties in this Agreement and the covenants and obligations set forth herein required to be performed prior to the Closing shall survive for six (6) months after the Closing Date; provided, that the Fundamental Representations shall survive indefinitely.  For avoidance of doubt, the covenants and obligations set forth herein required to be performed from and after the Closing shall survive and be enforceable (subject to the limitations set forth in this ARTICLE VIII) after the Closing until fully performed; provided, that the indemnification obligations set forth in Section 8.1(a)(i) and Section 8.1(b)(i) shall survive the Closing until termination as provided in this Section 8.4.

(b)                                 If an Indemnified Party shall have, before the expiration of the applicable survival period set forth in Section 8.4(a), previously made a claim by delivering a notice pursuant to Section 8.3(a) to the applicable Indemnifying Party, then any representation or warranty that would otherwise terminate in accordance with Section 8.4(a) above shall continue to survive until the related claim for indemnification has been satisfied or otherwise resolved in accordance with this Agreement.

ARTICLE IX.
GENERAL PROVISIONS

Section 9.1                                 Damages.  Notwithstanding anything herein to the contrary, the Parties agree that the indemnification obligations of each Party hereto, and the recovery by any Party hereto or indemnitee of any Losses suffered by or incurred by it as a result of any breach or nonfulfillment by a Party hereto of any of its representations, warranties, covenants, agreements or other obligations under this Agreement, shall be limited to actual direct damages, and no Party shall be liable for consequential, incidental, exemplary, special, indirect or punitive damages arising under or in connection with this Agreement or otherwise as a result of, relating to or arising from the relationship between the Parties hereunder, whether in Contract, tort (including negligence), strict liability or otherwise, or whether or not the Person at fault knew, or should have known, that such damage would be likely suffered (collectively, “Consequential Damages”).  The exclusion of Consequential Damages as set forth in the preceding sentence shall not apply to any such damages sought by Third Parties against an Indemnified Party in connection with Losses for which indemnification is owed pursuant to ARTICLE VIII.

Section 9.2                                 Amendment and Modification.  Subject to applicable Laws, this Agreement may only be amended, modified and supplemented by written agreement of the Parties to this Agreement.

Section 9.3                                   Specific Performance.  Each Party acknowledges and agrees that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, the other Party would be damaged irreparably and monetary damages may not be a sufficient remedy.  Accordingly, each Party agrees that the other Party shall be entitled to enforce specifically this Agreement and the terms and provisions hereof in court, subject to Section 9.8(b).

Section 9.4                                   Waiver of Compliance. Any failure of Seller, on the one hand, or Buyer, on the other hand, to comply with any obligation, covenant, agreement or condition contained in this Agreement may be expressly waived in writing by the non-failing Party, but such waiver or failure to insist upon strict compliance shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 9.5                                   Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been given (i) if delivered by hand (with written confirmation of receipt), (ii) when received by the addressee if sent by courier service (with all fees prepaid and receipt requested), (iii) on the third day after the date mailed if mailed, by certified or registered mail (with postage prepaid and return receipt requested), or (iv) on the date sent if transmitted by facsimile or by e-mail (with confirmation of transmission), or on the next Business Day if transmitted by facsimile or by e-mail after 5:00 p.m. ET on any such day (with confirmation of transmission):

If to Seller:		c/o ArcLight Capital Partners, LLC
200 Clarendon Street, 55th Floor
Boston, MA 02117
Attention: Christine Miller
Associate General Counsel
Facsimile: (617) 867-4698

with a copy to:		Latham & Watkins LLP
885 Third Avenue
New York, NY 10022
	Attention:	David S. Allinson
Christopher G. Cross
	Facsimile:	(212) 751-4864

If to Buyer, to:		1400 16th Street, Suite 310
Denver, CO 80202
Attention: William B. Mathews
Senior Vice President and General Counsel
Facsimile: (720) 457-6040

with a copy to:	Holland & Hart
555 Seventeenth Street, Suite 3200
Denver, CO 80202
Attention: Lucy Stark
Facsimile: (303) 295-8261

with a further copy to:	Thompson & Knight LLP
333 Clay Street, Suite 3300
Houston, TX 77002
Houston, Texas
Attention: Alan Baden
Facsimile: (832) 397-8044

All Notices shall be deemed to be effectively given upon receipt.  Either Party may change its Notice address by giving written Notice to the other Party in the manner specified above.

Section 9.6                                   Assignment.  This Agreement and all of the provisions of this Agreement shall be binding upon and inure to the benefit of the Parties to this Agreement and their respective successors and permitted assigns, but neither Party may assign this Agreement nor any of the rights, interests or obligations under this Agreement (by operation of Law or otherwise) without the prior written consent of the other Party, except that, to the extent permissible under applicable Laws or applicable Contracts, Buyer may assign its rights hereunder to one or more of its Affiliates without such consent at any time after the Closing. Notwithstanding any assignment by a Party hereunder, the assigning Party shall in all events remain primarily liable for the performance of all of its obligations hereunder, unless the other Party consents in writing and the proposed assignee expressly assumes as a condition to such assignment all of the assigning Party’s performance obligations hereunder. Any purported assignment in violation of this Section 9.6 shall be voidable at the option of the non-assigning Party.

Section 9.7                                   No Third Party Beneficiaries.  Except as provided in ARTICLE VIII, this Agreement is solely for the benefit of Seller and Buyer and their respective successors and assigns, and nothing in this Agreement shall confer any rights upon any other Person.

Section 9.8                                   Governing Law; Venue; Jury Trial Waiver.

(a)                                 THIS AGREEMENT AND THE LEGAL RELATIONS BETWEEN THE PARTIES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, EXCLUDING ANY CHOICE OF LAW RULES WHICH MAY DIRECT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION; PROVIDED THAT THE VALIDITY AND ENFORCEABILITY OF ALL CONVEYANCE DOCUMENTS OR INSTRUMENTS EXECUTED AND DELIVERED PURSUANT TO THIS AGREEMENT INSOFAR AS THEY AFFECT TITLE TO REAL PROPERTY, IF THERE ARE ANY SUCH DOCUMENTS OR INSTRUMENTS, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE JURISDICTION IN WHICH SUCH REAL PROPERTY IS LOCATED.

(b)                                 Each of the Parties hereby irrevocably and unconditionally submits to the exclusive jurisdiction of (i) the Delaware Court of Chancery or (ii) only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any Federal court of United States sitting in the State of Delaware and any appellate court from any thereof, with respect to any proceeding relating to this Agreement.  Further, each of the Parties hereby irrevocably and unconditionally waives any objection or defense that it may have based on improper venue or forum non conveniens to the conduct of any such proceeding in any such courts.  The Parties agree that either or both of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained agreement between the Parties to waive irrevocably any objections to jurisdiction, venue or to convenience of forum.  Each of the Parties (on behalf of itself and its Affiliates) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law or in equity.

(c)                                  WITH RESPECT TO ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY.

Section 9.9                                   Counterparts.  This Agreement may be executed in one or more counterparts (including by means of facsimile or a portable document format (.pdf)), each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

Section 9.10                            Headings.  The headings contained in this Agreement are inserted for convenience only, do not constitute a part of this Agreement, and are in no way to be construed as a limitation on the scope of particular sections to which they refer.

Section 9.11                            Entire Agreement. Except for the Confidentiality Agreement, this Agreement (including the Exhibits, Schedules, and the Operative Documents, which form a part of this Agreement) embodies the entire agreement and understanding of the Parties in respect of the subject matter contained herein and therein and supersedes all prior and contemporaneous agreements and understandings between the Parties with respect to such subject matter.  There are no, and neither Party shall have any, remedies or causes of action (whether in Contract or in tort, or under any other legal theory) for any, restrictions, promises, statements, warranties, covenants, or undertakings with respect to the transactions contemplated hereby and thereby, other than those expressly set forth or referred to in this Agreement.

Section 9.12                            Representation By Counsel; No Strict Construction.  Buyer and Seller acknowledge and agree that (a) the Parties have participated jointly in the negotiation and drafting of this Agreement, (b) each of them has been represented by counsel in connection with the negotiation of this Agreement and the transactions contemplated hereby and (c) the language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any rule of Law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the Party that drafted it shall have no application and is expressly waived.

Section 9.13                            Severability.  Whenever possible, each provision or part thereof of this Agreement shall be interpreted in such manner as to be valid and effective under applicable Laws, but if any provision or part thereof of this Agreement or the application of any such provision or part thereof to any Person or circumstance shall be held invalid, illegal, or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other provision or part thereof.

Section 9.14                            Expenses and Remittances.

(a)                                 The Parties acknowledge and agree that (i) the Purchase Price includes all reasonable out-of-pocket costs and expenses incurred by Seller in connection with (A) the procurement of the R&W Policy and (B) the preparation, negotiation, execution, delivery and the performance and consummation of the transactions contemplated by this Agreement and the Operative Documents, including fees and expenses of counsel, accountants, consultants and other advisors (such costs and expenses described in clauses (A) and (B), regardless of whether paid prior to, on or after the date hereof are the “Seller Transaction Expenses”) to the extent paid by Seller prior to the date hereof, and, (ii) from and after the date hereof, Buyer shall be responsible for, and shall promptly reimburse Seller upon receipt of reasonable documentation evidencing, any and all Seller Transaction Expenses incurred prior to the date hereof to the extent paid by Seller from and after the date hereof; provided, that the aggregate amount of Seller Transaction Expenses paid or payable under clause (ii) of this Section 9.14(a) shall not exceed $500,000.  Except as provided for in this Section 9.14(a) or as otherwise specifically provided for in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses.

(b)                                 The Parties (i) acknowledge that each of the Tri-States LLC Agreement and Wilprise LLC Agreement provides that Buyer’s admission as a member of the applicable Company shall be effective the first day of the calendar month immediately succeeding the month in which all applicable requirements to such admission have been met, and that the Destin LLC Agreement provides that Buyer’s admission as a member of Destin shall be effective the first business day of the calendar month immediately succeeding the month in which all applicable requirements to such admission have been met and (ii) agree that during the period from and after the date hereof and until the date on which Buyer is duly admitted as a member of the applicable Company, Seller and Buyer shall cooperate in compliance with applicable Law, this Agreement and the LLC Agreements to ensure that Buyer shall obtain the rights and economic benefits, assume the obligations and bear the economic burdens with respect to such period under the LLC Agreements, and without limiting the generality of the foregoing, Seller shall pay to Buyer any amounts received as distributions with respect to such period under such LLC Agreements promptly upon receipt thereof.

Section 9.15                            Confidentiality; Records; Responsibilities as of the Closing.

(a)                                 Confidentiality.  Buyer acknowledges that all information provided to any of it and its Affiliates (including, for the avoidance of doubt, American Midstream Partners, LP and American Midstream GP, LLC), their respective directors (or equivalents) (including Buyer Parent GP Board and the Conflicts Committee), officers, employees, counsel, auditors, accountants, agents, advisors and other Representatives in connection with the transactions contemplated by this Agreement or any Purchase Agreement is subject to the terms of the Confidentiality Agreement, the terms of which are hereby incorporated herein by reference; provided, that in the event of any conflict between any term or condition of this Agreement and the terms or conditions of the Confidentiality Agreement, the terms and conditions of this Agreement shall govern, unless otherwise expressly provided herein.  Effective upon the Closing, the Confidentiality Agreement shall terminate only with respect to information provided to any of Buyer or its Affiliates (including, for the avoidance of doubt, American Midstream Partners, LP and American Midstream GP, LLC), their respective directors (or equivalents) (including Buyer Parent GP Board and the Conflicts Committee), officers, employees, counsel, auditors, accountants, agents, advisors and other Representatives that relates solely to the Company Interests, the Pipeline System and the Assumed Liabilities.  Buyer acknowledges that any and all information provided or made available to it or any of its Affiliates (including, for the avoidance of doubt, American Midstream Partners, LP and

American Midstream GP, LLC), their respective directors (or equivalents) (including Buyer Parent GP Board and the Conflicts Committee), officers, employees, counsel, auditors, accountants, agents, advisors and other Representatives in connection with the transactions contemplated by this Agreement or any Purchase Agreement (other than information relating solely to the Company Interests, the Pipeline System and the Assumed Liabilities) are subject to the terms and conditions of the Confidentiality Agreement on and after the Closing Date.

(b)                                 Records.  After the Closing Date, Seller shall have the right to retain copies of books, records and accounts relating to the Company Interests or the Pipeline System.  For a period of seven (7) years following the Closing Date, Buyer shall provide to Seller (and their respective counsel, auditors, accountants, agents, advisors or other Representatives) reasonable access to and permission to make and retain copies of any books, records or accounts relating to the Company Interests or the Pipeline System in Buyer’s possession and control (and if not in Buyer’s possession or control, then Buyer shall direct the Companies in favor of providing the same). Seller shall consult with Buyer so that such visits do not unreasonably interfere with Buyer’s normal operations.  Buyer shall not destroy or dispose (or direct or cause the Companies to destroy or dispose) of any such books, records and accounts for a period of at least seven (7) years after the Closing Date without first giving reasonable prior notice thereof and offering to surrender to Seller such books, records and accounts which Buyer or the Companies may intend to destroy or dispose of.

(c)                                  Responsibilities as of the Closing.  As of the Closing, Buyer shall assume all responsibilities and obligations attributable in any way as the owner of record of the Company Interests, including any responsibilities and obligations attributable with respect to the Pipeline System as a result of being an owner of such Company Interests.  As of the Closing, Buyer shall not be entitled to the benefit of any property owned by Seller that is not related to the Company Interests.  Buyer and Seller acknowledge and agree that the operator of the Pipeline System after the Closing will be determined in accordance with each Company’s Governing Instruments then in effect.

Section 9.16                            Public Announcements.  The Parties shall not (and shall cause their Affiliates not to) issue any press release or make any public announcement relating to the subject matter of this Agreement unless such Party has first consulted with the other Party and obtained the other Party’s prior written approval of the text thereof, which approval shall not be unreasonably withheld or delayed; provided, however, that a Party may make any public disclosure it believes in good faith is required by applicable Laws or any listing or trading agreement concerning its publicly traded securities (in which case the disclosing Party will provide the other Party reasonable advance notice and consultation regarding timing and content of the announcement or statement and with the further understanding that the Party not required to make such announcement or statement shall have the right to issue its own announcement or statement in connection with or in response to any such required public announcement or statement).

Section 9.17                            Further Assurances.  Each Party shall execute and deliver such instruments and take such other actions as the other Party may reasonably request in order to carry out the intent of this Agreement.  Without limiting the generality of the foregoing, (a) promptly upon the request of Seller following the Closing, Buyer shall enter into a customary assignment and assumption agreement with Seller pursuant to which Seller shall assign and delegate, and Buyer shall accept and assume, at Seller’s option (i) all of Seller’s obligations under each Purchase Agreement and the Credit Support Agreement or (ii) all of Seller Parent’s right, title and interest in, to and under all of the limited liability company interests of Seller; provided, that Seller shall have received, as applicable, Amoco Tri-States Pipeline Company’s, Amoco Louisiana Fractionator Company’s or ADPC’s consent to such assignment and (b) from and after the Closing and until Seller shall have assigned and delegated, and Buyer shall have accepted and assumed, all of Seller’s obligations under each Purchase Agreement pursuant to and in accordance with clause (a) of this Section 9.17, Buyer shall reasonably cooperate with Seller in connection with the performance or other satisfaction of Seller’s obligations under each such Purchase Agreement, and Seller shall reasonably cooperate with Buyer in connection with the enforcement or other exercise of Buyer’s rights under each such Purchase Agreement.

[Signature pages follow.]

IN WITNESS WHEREOF, the Parties have caused this Purchase and Sale Agreement to be duly executed and delivered as of the date first set forth above.

SELLER:

EMERALD MIDSTREAM, LLC

By:	/s/ Daniel R. Revers
Name:	Daniel R. Revers
Title:	President

Signature Page to Purchase and Sale Agreement

BUYER:

AMERICAN MIDSTREAM EMERALD, LLC

By:	/s/ Daniel C. Campbell
Name:	Daniel C. Campbell
Title:	SVP & CFO